LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease"), dated May 16, 2007 for reference purposes only, is made and entered into by and between **CHL VENTURES, LP, a California limited partnership** ("Landlord") and **AKEENA SOLAR, INC., a Delaware corporation** ("Tenant").

RECITALS

This Lease is made with reference to the following facts and objectives:

A. Landlord is the owner of that certain real property (the "Real Property") located at 16005 Los Gatos Boulevard, Los Gatos, California. Tenant desires to lease from Landlord two, one (1) story Buildings (collectively, the "Buildings") located at the Real Property.

B. Landlord and Tenant desire to enter into this Lease upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Lease of Premises.

1.1 Landlord leases to Tenant and Tenant leases from Landlord the Buildings, as shown on Exhibit A attached hereto, and consisting of approximately Twenty Six Thousand Six Hundred Ninety One (26,691) Rentable square feet (the "Premises"). The Premises shall include all of the improvements on the Real Property, including without limits, the Buildings, the areas servicing the Buildings, including any adjacent parking and landscape areas, and the land on which the Buildings and those areas are located; provided, however, the Rentable square feet shall be based on the net rentable square feet of the interior areas of the Buildings only.

2. Term. The term of this Lease ("Term") shall be for thirty (30) months, commencing May 18, 2007 or such later date as determined by Landlord as provided herein (the "Commencement Date"), and ending on November 18, 2009; provided, however, Landlord shall have the right to terminate the Lease, effective as of any time after the first twelve (12) months of the Term, upon a sixty (60) days' prior written notice. By way of example, Landlord in its sole discretion may provide Tenant with a 60 days' prior written notice at the end of the tenth(10th) month of the Term, for termination as of the end of the twelfth (12th) month. Notwithstanding anything to the contrary herein, if Landlord is not ready to deliver possession of the Premises to Tenant as of May 18, 2007, then Landlord shall have the right to extend the Commencement Date by a written notice delivered to Tenant at least five (5) days prior to May 18, 2007.

3. Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord Rent in the amount of Thirty Thousand Dollars ($30,000.00) per month, except that the months of June 2007 and July 2007 shall be rent-free. Tenant shall pay Rent for May 2007 on the Commencement Date, then Rent shall be next due on August 1, 2007, and due on the 1st of each month thereafter for the balance of the Term, without notice, demand or offset. A late fee equal to 10% of the unpaid amount will be applied to any late payment. Rent for any partial month shall be prorated based on a 30-day month.

4. Security Deposit. Concurrently with Tenant's execution of this Lease, Tenant shall deliver Landlord cash in an amount equal to Thirty Thousand Dollars ($30,000.00) as a "Security Deposit". Said sum shall be held by Landlord as security for the performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance Rental deposit or as a measure of Landlord's damage in case of Tenant's default. If Tenant defaults with respect to any provision of this Lease, Landlord may use any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant at such time after termination of this Lease when Landlord shall have determined that all of Tenant's obligations under this Lease have been fulfilled. Notwithstanding anything to the contrary contained herein, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.

5. "AS-IS"; Use; Compliance with Law.

5.1 **Tenant accepts the Premises on "AS IS, WHERE IS, WITH ALL FAULTS" basis, in its condition on the Commencement Date, and with all defects, and solely in reliance upon Tenant's own studies, investigations, and due diligence of the conditions ("Conditions") with respect to the Premises, including without limits, (i) the physical condition of the Premises or other conditions which may affect their use, habitability, value or desirability, (ii) compliance with applicable zoning, building laws, codes or ordinances, or other laws governing or relating to environmental hazards or hazardous materials which are subject to Regulations (as defined below), and (iii) geologic/seismic conditions, soil and terrain stability, or damage. Neither Landlord nor Landlord's representative or broker has made or makes, either expressly or impliedly, any representations or warranties of any kind whatsoever, oral or written, with regard to the Conditions of the Premises. TENANT EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER ANY WARRANTY OF HABITABILITY OR FITNESS, IMPLIED BY LAW OR OTHERWISE. If any part of this Paragraph 5.1, including Tenant's waiver in the preceding sentence, is invalid or unenforceable, then Tenant's sole and exclusive remedy against Landlord shall be to terminate this Lease, with no right to seek damages against Landlord.**

5.2 Tenant, at its sole cost and expense, shall repair and maintain in good condition the Premises and every part thereof, including without limits, the roof, the Buildings, plumbing, HVAC, electrical, fire/life-safety, security system, sprinkler system and landscape. Tenant acknowledges and agrees that Landlord shall not have any obligation to repair or maintain any part of thePremises.

5.3 Tenant, at its sole cost and expenses, shall comply with all federal, state and city laws, codes, ordinances, rules and regulations (collectively, "Regulations") applicable to the use of the Premises and the Buildings and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Premises or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant's sole expense.

5.4 Tenant, at its sole cost and expense, shall make all arrangements for all utilities and services, furnished to or used by Tenant, including without limitation, gas, electricity, water, telephone, internet, trash collection and for all connection charges, and shall hire a landscaping service at all times to ensure that the landscape area, including the sprinkler system, is in good condition.

5.5 The Premises are to be used primarily for general office use. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of neighboring Buildings(s) or properties or injure, or disturb them, or allow the Premises to be used for any unlawful purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained.

6. Insurance. Tenant shall keep in force throughout the term of this Lease: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity (as defined below) incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker's Compensation insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant's alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income; and (f) Casualty Insurance covering the Premises and providing protection against any peril within the "All Risk" classification. The aforesaid policies shall (a) be provided at Tenant's expense; (b) name the Landlord Entity as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best's rating of "A-:VII" during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 28 shall be delivered to Landlord by Tenant upon the commencement date of this Lease and at least thirty (30) days prior to each renewal of said insurance. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of Landlord and Landlord's Entity (as defined below).

7. Indemnity. Landlord shall not be liable to Tenant for any damage to Tenant, its directors, officers, employees, consultants or invitees (collectively, "Tenant Entity") or Tenant's property from any cause and Tenant hereby waives all claims against Landlord, its partners, officers, employees or agents (collectively, "Landlord Entity"), for any damage to any property or any injury to any person in or about the Premises by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character

from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Premises not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or Landlord Entity. Tenant shall protect, indemnify and hold Landlord and Landlord Entity harmless from and against any and all loss, claims, liability or costs (including court costs and attorney's fees) incurred by reason of (a) any damage to any property or any injury (including but not limited to death) to any person occurring in, on or about the Premises to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant or Tenant Entity in or about the Premises or from transactions of the Tenant or Tenant Entity concerning the Premises; (c) Tenant or Tenant Entity's failure to comply with any and all Regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

8. Holdover. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate ("Holdover Rate") which shall be Two Hundred Percent (200%) of the greater of (a) the amount of the Rent for the last period prior to the date of such termination; and (b) the then market Rental value of the Premises as determined by Landlord assuming a new lease of the Premises of the then usual duration and other terms, in either case, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. In any event, no provision of this Section 8 shall be deemed to waive Landlord's right of reentry or any other right under this Lease or at law.

9. Alterations and Assignment. Tenant shall not make any alterations, improvements or modifications to the Premises except to the extent necessary to fulfill its repair and maintenance obligations under this Lease, and only upon prior written consent of Landlord. Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord.

10. Surrender. At the end of the Term of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with any alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear. Tenant must, at Tenant's sole cost, remove upon termination of this Lease, any and all of Tenant's furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, "Personalty"). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.

11. Financial Statements. At Landlord's request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant's most recent audited financial statement, or, if unaudited, certified by Tenant's chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

12. Defaults. The following events shall be deemed to be Events of Default under this Lease:

12.1 Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice. The notice required pursuant to this Section 12.1 shall replace rather than supplement any statutory notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute.

12.2 Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within ten (10) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant; provided, however, that (i) if such failure involves a hazardous condition, then Tenant shall cure said failure immediately; and (ii) such failure shall not be an event of default if such failure could not reasonably be cured during such ten (10) day period, Tenant has commenced the cure within such ten (10) day period and thereafter is diligently prosecutes such cure to completion, but the total aggregate cure period shall not exceed twenty (20) days.

12.3 Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant's right to possession only.

12.4 Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

12.5 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

13. Remedies.

13.1 Upon the occurrence of any Event or Events of Default under this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):

13.1.1 Terminate this Lease and Tenant's right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

13.1.1.1 The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

13.1.1.2 The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

13.1.1.3 The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

13.1.1.4 Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

13.1.1.5 All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The "Worth at the Time of Award" of the amounts referred to in parts 13.1.1.1 and 13.1.1.2 above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The "Worth at the Time of Award" of the amount referred to in part 13.1.1.3, above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

13.2 Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

13.2.1 Notwithstanding Landlord's exercise of the remedy described in California Civil Code § 1951.4 in respect of an Event or Events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant's right to possession of the Premises and recover an award of damages as provided above in Section 13.1.1.

13.3 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

13.4 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT'S BREACH.

13.5 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

13.6 This Section 13 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

13.7 If, on account of any breach or default by Tenant in Tenant's obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord's rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys' fees and costs. **TENANT EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.**

13.8 Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant's sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord's option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant's business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord's demand as additional Rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

14. Landlord's Right of Entry. Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times; provided, however, Landlord shall provide Tenant twenty four (24) hours' prior notice to access the Buildings, except in the case of emergency, in which event, Landlord shall have the right to enter the Buildings without notice. Subject to the notice requirements of this Paragraph, Landlord expressly reserves the right to conduct studies, investigations and general due diligence activities at the Premises at any time, provided that such activities do not unreasonably interfere with Tenant's conduct of its business on the Premises.

15. Miscellaneous. This Lease embodies the entire intent and understanding of the parties, constitutes the entire agreement between the parties, and supersedes all previous or concurrent oral or written agreements and understandings between the parties relating to this Lease. Landlord and Tenant each acknowledge and agree that Collier's International, Inc. ("Broker") served as a dual agent in connection with this Lease. Each party hereby represents to the other that, except for Broker, it has dealt with no broker in connection with this Lease. Each party ("Indemnitor") agrees to indemnify and hold the other ("Indemnitee"), Indemnitee's members, principals, beneficiaries, partners, officers, managers, investors, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Indemnitor in connection with this Lease. Upon execution of this Lease, Landlord shall pay Broker a one-time brokerage commission of Twenty One Thousand Six Hundred Dollars ($21,600.00). Tenant hereby acknowledges and agrees that Tenant does not have any option to extend the term of this Lease, right of first refusal, option to expand, option to purchase, or other expansion or purchase rights under this Lease. This Lease shall be construed and enforced in accordance with the laws of the State of California.

16. Limitation of Liability. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord's interest in the Buildings in which the Premises is located. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of Landlord or any of Landlord Entity and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date referenced above.

LANDLORD:

CHL VENTURES, LP, a California limited partnership

By____________________

Name: Peter Pau
Its ____________________

Dated____________________

TENANT:

AKEENA SOLAR, INC., a Delaware corporation

By____________________

Name: David "Led" Wallace, CFO

Dated: May 16,2007